SIERRA PACIFIC PENSION INVESTORS `84
                        A CALIFORNIA LIMITED PARTNERSHIP
                           OFFER TO PURCHASE FOR CASH
                      ANY AND ALL LIMITED PARTNERSHIP UNITS
                             AT $90.00 NET PER UNIT

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
     PACIFIC TIME, ON MONDAY, MARCH 16, 1998, UNLESS THE OFFER IS EXTENDED.
                                 ---------------
      John N. Galardi (the "Offeror"), is offering to purchase any and all the Limited Partnership Units ("Units") of Sierra Pacific Pension Investors `84, a California Limited Partnership (the "Partnership"), at $90.00 per Unit, net to the seller in cash, on the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").
                                 ---------------
  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
   THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 8.
                                 ---------------
   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS
         OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY
               OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                 ---------------
 NEITHER THE PARTNERSHIP NOR ITS GENERAL PARTNER OR ANY OF THE GENERAL PARTNER'S
     DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY LIMITED PARTNER AS TO WHETHER TO TENDER ANY UNITS. EACH LIMITED PARTNER MUST MAKE
   HIS OR HER OWN DECISION AS TO WHETHER TO TENDER UNITS AND, IF SO, HOW MANY
        UNITS TO TENDER. NO DIRECTOR OR EXECUTIVE OFFICER OF THE GENERAL
            PARTNER OR ANY OF ITS AFFILIATES INTENDS TO TENDER SHARES
                             PURSUANT TO THE OFFER.

                                 ---------------
                                    IMPORTANT

      Any Limited Partner desiring to tender all or any portion of his or her Units should complete and sign the Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Offeror at the Partnership.
                                 ---------------
      NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE PARTNERSHIP AS TO WHETHER LIMITED PARTNERS SHOULD TENDER UNITS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP.

February 16, 1998

TO THE HOLDERS OF LIMITED PARTNERSHIP UNITS OF
   SIERRA PACIFIC PENSION INVESTORS `84,
   A CALIFORNIA LIMITED PARTNERSHIP:

                                  INTRODUCTION


      John N. Galardi (the "Offeror") is offering to purchase any and all of the Limited Partnership Units ("Units") of Sierra Pacific Pension Investors `84, a California Limited Partnership (the "Partnership"), at $90.00 per Unit (the "Purchase Price"), net to the seller in cash, on the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Offeror is the owner of 50% of the outstanding capital and voting stock of CGS Real Estate Company, Inc., of which S-P Properties, Inc., the General Partner of the Partnership, is a wholly-owned subsidiary. Accordingly, the Offeror is an affiliate of the Partners. The address of the principal executive offices of the Partnership is 5850 San Felipe, Suite 500, Houston, Texas 77057, and its telephone number is (713) 706-6271.

      THE  OFFER  IS NOT  CONDITIONED  ON ANY  MINIMUM  NUMBER  OF  UNITS  BEING
TENDERED.  THE OFFER IS,  HOWEVER,  SUBJECT TO  CERTAIN  OTHER  CONDITIONS.  SEE
SECTION 8.

      Tendering Limited Partners will not be obligated to pay brokerage commissions, solicitation fees, transfer fees or transfer taxes on the purchase of Units by the Offeror. HOWEVER, ANY TENDERING LIMITED PARTNER WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PAYMENTS PAYABLE TO SUCH LIMITED PARTNER PURSUANT TO THE OFFER.

      NEITHER THE PARTNERSHIP NOR ITS GENERAL PARTNER NOR ANY OF THE GENERAL PARTNER'S DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY LIMITED PARTNER AS TO WHETHER TO TENDER ANY UNITS. EACH LIMITED PARTNER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER UNITS AND, IF SO, HOW MANY UNITS TO TENDER. THE OFFEROR HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE GENERAL PARTNER OR ANY OF ITS AFFILIATES INTENDS TO TENDER UNITS PURSUANT TO THE OFFER.

      As of December 31, 1997, the Partnership had issued and outstanding 77,000 Units. As of December 31, 1997, there were approximately 3,602 Limited Partners. The Units are not currently registered for trading on any exchange.

      SPECIAL FACTORS

1.    PURPOSE OF THE OFFER

      The Offeror is making the Offer because it believes that the purchase of the Units at this time pursuant to the Offer is economically attractive to the Offeror, and at the same time Limited Partners who require or desire liquidity are being afforded the opportunity to receive cash for their Units. Each Limited Partner has the opportunity to make an individual decision on whether or not to tender Units pursuant to the Offer.

      The desire of the Offeror to purchase Units at a price he deems attractive may be deemed to conflict with the desire of Limited Partners to realize a higher value for their Units. Accordingly, the interests of the Offeror, an affiliate of the Partnership, may be deemed to be in conflict with the interests of the Limited Partners. However, neither the Offeror nor the Partnership is making any recommendation to Limited Partners to tender Units or any representation to Limited Partners with respect to the adequacy or fairness of the price of $90.00 per Unit.

      Following the consummation of the Offer, except as discussed below, it is expected that the business and operations of the Partnership will be continued by the Partnership substantially as they are currently being conducted. The Partnership has informed the Offeror that, except as discussed below, it has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Partnership or the disposition of securities of the Partnership; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Partnership; (c) a sale or transfer of a material amount of assets of the Partnership; (d) any change in the present management of the Partnership; (e) any material change in the present distribution policy or capitalization or indebtedness of the Partnership; or (f) any other material change in the Partnership's structure or business. Except as discussed below, the Offeror has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Partnership or the disposition of securities of the Partnership; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Partnership; (c) a sale or transfer of a material amount of assets of the Partnership; (d) any change in the present management of the Partnership; (e) any material change in the present distribution policy or capitalization or indebtedness of the Partnership; or (f) any other material change in the Partnership's structure or business. An affiliate of the Offeror (and the Partnership) is considering an initial public offering of the affiliate's securities, and the affiliate may wish to acquire all or part of the Partnership and/or all or part of its assets, subsequent to the affiliate's initial public offering. However, there can be no assurance that any such initial public offer will occur and there can be no assurance that such affiliate will attempt to acquire any portion of the Partnership or its assets. Additionally, the Partnership is considering other possible sales or dispositions of the Partnership's properties.

      The Offeror's purchase of Units pursuant to the Offer will reduce the number of Limited Partners and the number of Units that might otherwise trade, and depending on the number of Units so purchased, could adversely affect the liquidity and market value of the remaining Units held by the public, although there is currently no established trading market for the Units.

      The Units are currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Registration of the Units under the Exchange Act may be terminated upon application of the Partnership to the Securities and Exchange Commission (the "Commission") if the Units are held by fewer than 300 Limited Partners. It is possible that the number of Limited Partners will be reduced below 300 by reason of the Offer and termination of registration of the Units under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to holders of the Units and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of the Partnership.

     Except for quarterly cash distributions of 65 cents per Unit for each quarter in 1995 and 1996 and the first quarter of 1997, the Partnership has paid no dividends with respect to the Units since January 1, 1993 and there are currently no plans to pay any dividends with respect to the Units. Neither the Partnership nor the Offeror has made any public offering of Units since January 1, 1995 nor has either the Partnership or the Offeror purchased any Units since January 1, 1996.

      Following the expiration of the Offer, the Offeror may, in its sole discretion, determine to purchase any remaining Units through privately negotiated transactions, open market purchases or otherwise, on such terms and at such prices as the Offeror may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that the Offeror will not make any such purchases of Units until the expiration of at least ten business days after the termination of the Offer. Any possible future purchases of Units by the Offeror will depend on many factors.

      Purchases of Units by the Offeror will, in addition to the effects described above, have the effect of increasing the Offeror's interest in the Partnership's net book value and net earnings.


2.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

      The sale of Units by a Limited Partner pursuant to the Offer will be treated for federal income tax purposes as a taxable sale of such tendered Units. However, the specific federal income tax consequences to a Limited Partner resulting from a sale of Units will depend on a number of factors related to such Limited Partner's individual tax situation, including such Limited Partner's adjusted basis in his or her Units, whether such Limited
Partner is subject to the limitation on utilization of "passive activity losses," whether such Limited Partner has suspended "passive activity losses" attributable to his or her ownership of Units, whether such Limited Partner disposes of all of his or her Units pursuant to the Offer (which would generally allow such Limited Partner to utilize in the year of sale any suspended "passive activity losses" attributable to his or her ownership of Units) and whether such Limited Partner would be able to utilize currently any capital losses resulting from the sale of such Units pursuant to the Offer. The Company expects that a Limited Partner who acquired his or her Units in the original offering and who sells Units pursuant to the Offer will generally recognize an ordinary loss of $.75 per Unit attributable to Partnership operations for 1998 through the estimated date of sale and a capital loss attributable to the sale of his or her Units equal to the sum of (i) approximately $23.95 per Unit and (ii) such Limited Partner's distributive share per Unit of syndication expenses of the

Partnership (generally costs incurred by Partnership's in connection with the sale of Units in the original offering). Although the Partnership was unable to claim syndication expenses as a deductible expense for federal income tax purposes, each Limited Partner who acquired his or her Units in the original offering continues to have his or her share of such expenses reflected in the adjusted basis of his or her Units. The federal income tax impact could be significantly different, however, for a Limited Partner who acquired his or her Units after the original offering. To the extent that a Limited Partner who is subject to the "passive activity loss" restrictions has not previously utilized such losses to offset passive activity income from other sources (and sells all of his or her Units), such suspended losses will generally become available to such Limited Partner in the year of sale. Any capital loss recognized by a Limited Partner from the sale of Units may be applied to offset capital gains from other sources. In addition, capital losses in excess of capital gains may be used to offset up to $3,000 of ordinary income in any taxable year ($1,500 for a married individual filing a separate return). Any capital losses that are not used currently may be carried forward and used in subsequent years (subject to the same limitations).


      THE FOREGOING TAX DISCUSSION IS INTENDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR TAX CIRCUMSTANCES OF THE TENDERING LIMITED PARTNER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF A SALE OF UNITS PURSUANT TO THE OFFER. EACH LIMITED PARTNER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF A SALE OF UNITS PURSUANT TO THE OFFER.


3. FAIRNESS OF THE TRANSACTION; REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS; NO APPROVALS REQUIRED; NO APPRAISAL RIGHTS

      The Offeror reasonably believes that the terms of the Offer are fair to unaffiliated Limited Partners for the following reasons: (i) the Purchase Price reflects an approximately 10% premium over the most recently reported third party trading price of the Units and the trading price trend of the Units,1 and
(ii) the Partnership is not currently making any distributions and the Offer provides a mechanism whereby Limited Partners who desire liquidity are being afforded the opportunity to receive cash for their Units. The price of $90.00 per Unit was determined by the Offeror as the price which he believed


--------------------
1 Determined on the basis of the trades reported in THE PARTNERSHIP SPECTRUM, as discussed in more detail in Section 9 below.

represented an attractive price for him economically. In determining this price, he considered the following factors:


      (a) the recent offer to purchase Units at $75.00 per Unit by Everest Investors 8, LLC;

      (b) that there is not a liquid market for the Units;

      (c) that the Offeror may have to hold the Units for a lengthy period of time;

      (d) that the Partnership is not currently making any distributions and there is no assurance that the Partnership will resume making any distributions;

      (e) that the publicly reported prices for sales of the Units has been declining; and

      (f)  the   Offeror's   personal   expectations   that  the  value  of  the
Partnership's property will increase in the future.

      The Offeror did not obtain any appraisals or valuations in connection with his determination of the Purchase Price.

      Although the Purchase Price is less than $118.63, the per Unit partners' equity stated in the Partnership's 10-Q for the quarter ended September 30, 1997, and than the secondary market prices paid for Units during the second and third quarters of 1997, as set forth in Section 9 hereof, the Offeror believes that the Purchase Price is fair. The Limited Partners' equity in the Partnership of $118.63 per Unit is based on book value and not on a currently realizable value for the Partnership's property. The Offeror has not had an appraisal of the property performed, has no knowledge of any current appraisals and has not formed any conclusion as to the current net realizable value of the property. The Offeror does, however, believe that the price of $90.00 per Unit represents an attractive investment to him compared to the value he expects the Units to have in the future. Since January 1, 1995, the Offeror has not sought or obtained any report, appraisal or opinion with respect to the value of the Units and neither the Partnership nor is the Offeror aware of any such report, appraisal or opinion that may have prepared by any other person. Additionally, neither the Partnership nor is the Offeror aware of any other firm offers made by any person unaffiliated with the Partnership during the preceding eighteen months (i) for the merger or consolidation of the Partnership with such person,
(ii) for the sale or other transfer of all or any substantial part of the assets of the Partnership or (iii) for Units which would enable the holder of the Units to exercise control of the Partnership.

      The Offeror understands that an offer was made by Everest Investors 8, LLC. on November 4, 1997 to purchase up to 4.9% of the outstanding Units at a price of $75.00 per Unit, reduced, however, by the amount of any transfer fees imposed in connection with the transfer of Units. In contrast, the Offeror, as part of this Offer, will be responsible for the payment of any registration and transfer fees or taxes.

      The Offeror is not aware of any license or regulatory permit that appears to be material to the Partnership's business that might be adversely affected by its acquisition of Units as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror's acquisition or ownership of Units pursuant to the Offer. Should any such approval or other action be required, the Offeror currently contemplates that it will seek such approval or other action.

      There is no vote of Limited Partners required in connection with the Offer and there are no appraisal rights available to Limited Partners in connection with the Offer. The General Partner of the Partnership has informed the Offeror that the Partnership has not retained, and does not intend to retain, an unaffiliated representative to act solely on behalf of unaffiliated Limited Partners or to prepare a report or an opinion with respect to the fairness of the Offer.

      Certain historical financial information regarding the Partnership and certain information regarding its property is set forth on Schedules B and C hereto. This information has been derived from publicly available reports of the Partnership filed with the Securities and Exchange Commission.

      The scheduled termination date for the Partnership is December 31, 2020, although it was initially expected to terminate upon the sale of all of its properties, and those sales were expected to commence after approximately five years. The Offeror understands that the General Partner, however, has elected not to sell the remaining property at this time because it does not believe that the value it could obtain for the property at this time is attractive and has not determined when it may do so. Limited Partners have the right under the Partnership's partnership agreement to remove the General Partner by a majority vote.

4.    NUMBER OF UNITS; EXPIRATION DATE; EXTENSION OF THE OFFER

      On the terms and subject to the conditions described herein and in the Letter of Transmittal, the Offeror will purchase any and all Units that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 6) at the Purchase Price. The later of 5:00 p.m., Pacific time, on Monday, March 16, 1998, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." The Offer is not conditioned on any minimum number of Shares being tendered.

      If (i) the Offeror increases or decreases the price to be paid for Units or decreases the number of Units being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 14, the Offer will be extended until the expiration of ten business days from the date of publication of such notice.

      The Offeror also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Partnership and making a public announcement thereof. See Section 14. There can be no assurance, however, that the Offeror will exercise its right to extend the Offer.

      For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to Limited Partners.


5.    PROCEDURE FOR TENDERING UNITS.

      PROPER TENDER OF UNITS. To tender Units validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary (the "Depositary") at the address set forth in the Letter of Transmittal.

      FEDERAL BACKUP WITHHOLDING. TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH TENDERING LIMITED PARTNER MUST NOTIFY THE OFFEROR OF SUCH LIMITED PARTNER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN LIMITED PARTNERS MAY BE REQUIRED TO SUBMIT A PROPERLY COMPLETED FORM W-8, CERTIFYING NON-UNITED STATES STATUS, IN ORDER TO AVOID BACKUP WITHHOLDING. IN ADDITION, FOREIGN STOCKHOLDERS MAY BE SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER. FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING LIMITED PARTNERS, SEE
SECTION 2. EACH LIMITED PARTNER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISER.

      DETERMINATIONS OF VALIDITY. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding. The Offeror reserves the absolute right to reject any or all tenders of Units that it determines are not in proper form or the acceptance for payment of or payment for Units that may, in the opinion of the Offeror's counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in any tender of Units. Neither the Offeror, the Partnership, or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

      RULE 14E-4. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person to tender Units for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount of Units tendered and (ii) will cause such Units to be delivered in accordance with the terms of the Offer. The tender of Units pursuant to the procedures described above will constitute the tendering Limited Partner's representation and warranty that (i) such Limited Partner has a net long position in the Units being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Units complies with Rule 14e-4. The Offeror's acceptance for payment of Units tendered pursuant to the Offer will constitute a binding agreement between the tendering Limited Partner and the Offeror on the terms and subject to the conditions of the Offer.


6.    WITHDRAWAL RIGHTS

      Tenders of Units made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after March 16, 1998, unless theretofore accepted for payment as provided in this Offer to Purchase. If the Offeror extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Units or is unable to accept for payment or pay for Units pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under the Offer, the Offeror may retain all Units tendered, and such Units may not be withdrawn except as otherwise provided in this Section 6, subject to Rule 14e-1(c) under the Exchange Act, which provides that the person making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

      To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth in the Letter of Transmittal and must specify the name of the person who tendered the Units to be withdrawn and the number of Units to be withdrawn. Withdrawals may not be rescinded, and Units withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Units may be retendered by again following the procedures described in Section 5 at any time prior to the Expiration Date.

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding. Neither of the Offeror, the Partnership, nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.


7.    PAYMENT OF PURCHASE PRICE.

      On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with the Offer, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

      For purposes of the Offer, the Offeror shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Offeror gives oral or written notice to the Partnership of the Offeror's acceptance for payment of such Units pursuant to the Offer. On the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Purchase Price with the Depositary, which will act as agent for the tendering Limited Partners for the purpose of receiving payment from the Offeror and transmitting payment to tendering Limited Partners. Under no circumstances will interest be paid on the Purchase Price by reason of any delay in making such payment.

      If any tendered Units are not accepted for payment pursuant to the terms and conditions of the Offer, the Letter of Transmittal with respect to such Units not purchased will be destroyed by the Depositary. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Offeror is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Offeror may retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn, except to the extent that the tendering Limited Partners are entitled to withdrawal rights as described in the Offer.

      If, prior to the Expiration Date, the Offeror shall increase the consideration offered to Limited Partners pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

      The Offeror reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering Limited Partners to receive payments for Units validly tendered and accepted for payment pursuant to the Offer.


8.    CERTAIN CONDITIONS OF THE OFFER

      Notwithstanding any other provisions of the Offer, the Offeror will not be required to accept for payment or pay for any Units tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Units) the acceptance for payment of or payment for Units tendered, if at the Expiration Date, as it may be extended, any of the following events shall have occurred (or shall have been determined by the Offeror in its sole judgment to have occurred) regardless of the circumstances giving rise thereto (including any action or omission to act by the Offeror):

            (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges or seeks to challenge the acquisition of Units pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the sole judgment of the Offeror, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Partnership, or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership or materially impair the contemplated benefits of the Offer to the Offeror;

            (b) there shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Partnership, by any legislative body, court, authority, agency or tribunal which, in the Offeror's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Units illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Offeror, or render the Offeror unable, to accept for payment or pay for some or all of the Units, (iii) imposes or seeks to impose limitations on the ability of the Offeror to acquire or hold or to exercise full rights of ownership of the Units, (iv) materially impair the contemplated benefits of the Offer to the Offeror or (v) materially affect the business, condition (financial or other), income, operations or prospects of the Partnership, or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership;

            (c) it shall have been publicly disclosed or the Offeror shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Units;

            (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Partnership's business, condition (financial or other), income, operations or prospects, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Offeror's sole judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Offeror's sole judgment, a material acceleration or worsening thereof;

            (e) a tender or exchange offer with respect to some or all of the Units (other than the Offer) or a merger, acquisition or other business combination proposal for the Partnership, shall have been proposed, announced or made;

            (f) there shall have occurred any event or events that have resulted, or may in the sole judgment of the Offeror result, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Partnership; or materially impair the contemplated benefits of the Offer;

            (g) there shall have occurred any decline in the S&P Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on February 16, 1998; or

            (h) the Offeror shall not have received the approval of the Partnership to the assignment to the Offeror of the Units tendered pursuant to the Offer;

and, in the reasonable judgment of the Offeror, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

      Any of the foregoing conditions may be waived by the Offeror, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Offeror concerning the events described above will be final and binding on all parties.


9.    PRICE RANGE OF UNITS; DISTRIBUTIONS; TRADING VOLUME

      The Units are not listed on any national securities exchange or quoted in the over-the-counter market, and there is no established public trading market for the Units. Secondary sales activity for the Units has been extremely limited and sporadic. The Partnership monitors transfers of the Units because the admission of the transferee as a substitute limited partner requires the consent of the General Partner under the Partnership Agreement. However, neither the Partnership nor the Offeror has information regarding the prices at which all secondary sales transactions in the Units have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the Units) in secondary sales transactions. Various publications such as The Partnership Spectrum summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the Units), including the prices at which such secondary sales transactions are effectuated.

      The Offeror has been informed that the Partnership estimates, based solely on the transfer records of the Partnership, that the number of Units transferred in sales transactions (I.E., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                     Number of Total        Percentage of        Number of
      YEAR          UNITS TRANSFERRED     UNITS OUTSTANDING     TRANSACTIONS
      ----          -----------------     -----------------     ------------
      1995                 838                  1.09                 92
      1996                1556                  2.02                 83
      1997                4086                  5.31                305

      The information set forth below is extracted from sections of the September/October 1996, November/December 1996, January/February 1997, March/April 1997, May/June 1997. July/August 1997 and September/October 1997 issues of The Partnership Spectrum (the "Partnership Spectrum") captioned "Secondary Spectrum." The Partnership Spectrum, a periodical published by Partnership Profiles, Inc., summarizes secondary market prices for public limited partnerships based on actual transactions during the reporting periods listed on the tables below. The following secondary-market firms provided high and low price data to The Partnership Spectrum for some or all of the reporting periods: American Partnership Services - (800) 736-9797/(801) 756-1166, Chicago Partnership Board - (800) 272-6273/(312) 332-4100, Cuyler & Associates - (800)
274-9991/(602)  596-0120, DCC Securities - (800) 945-0440/(212)  370-1090, Fox &
Henry/Secondary Income Funds (800) 578-6289/(708) 325-4445, Frain Asset Management - (800) 654-6110, Laidlaw Equities, Inc.. - (212) 628-3174,
MacKenzie-Patterson Securities - (800) 854-8357/(510) 631-9100, Nationwide Partnership Marketplace - (800) 969-8996/(415) 456-8825, Pacific Partnership Group - (800) 727-7244/(602) 957-3050, Partnership Service Network - (800)
483-0776/(818)  591-3707,  Raymond  James &  Associates  - (800)  248-8863/(813)
573-3800 and Securities Service Network. - (800) 700-7998/(407) 496-5387.

IN EVALUATING WHETHER OR NOT TO TENDER THEIR UNITS IN THE OFFER, LIMITED PARTNERS MAY WISH TO CONTACT THESE FIRMS OR OTHER FIRMS INVOLVED IN SECONDARY SALES OF INTERESTS IN LIMITED PARTNERSHIPS.

      The information regarding sale transactions in Units from the Partnership Spectrum is as follows:

      REPORTING PERIOD          PER UNIT TRANSACTION PRICE<F2>      NO. OF UNITS
      ----------------          ---------------------------         ------------

   September/October 1996                 $59.66                         76

   November/December 1996                $102.32                        148

    January/February 1997                 $80.37                        338

      March/April 1997                    $94.36                        213

       May/June 1997                     $100.81                        397

      July/August 1997                    $96.55                        258

   September/October 1997                $100.29                        174

   November/December 1997                 $74.98                        101


--------------------

<F2>  The Per Unit Transaction  Price reflects the weighted average price of the units sold in the relevant period.


      The information from The Partnership Spectrum contained above is provided without verification by the Offeror and is subject to the following qualifications in The Partnership Spectrum: "Limited partnership investments are generally illiquid, long-term investments. Sellers of such investments are often considered distressed for various reasons and find it necessary to accepted discounted sales prices. As a result, the above price information may not reflect the intrinsic valued of a limited partnership interest. In some cases, discounts from original purchase prices result from a partnership having already liquidated, financed or refinanced a portion of its investment portfolio." Transaction data has been provided by the firms listed above and has not been verified by The Partnership Spectrum.


10.   CERTAIN INFORMATION CONCERNING THE OFFEROR

      John N. Galardi, the Offeror, is the owner of 50% of the outstanding capital and voting stock and a director of CGS Real Estate Company, Inc., of which S-P Properties, Inc., the General Partner of the Partnership, is a wholly-owned subsidiary. The Offeror is the Chairman and founder of Galardi Group, Inc., a privately held operation encompassing more than 500 restaurants, including Wienershcnitzel, the largest privately held hot dog chain in the United States. The Offeror's business address is 4440 Von Karman, Suite 200, Newport Beach, California 92660. During the past five years, the Offeror has also served on the board of directors of American Franchise Group located in Fort Lauderdale, Florida. The Offeror is a citizen of the United States.


      During the past five years, the Offeror has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has the Offeror been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


11.   SOURCE AND AMOUNT OF FUNDS

      Assuming that the Offeror purchases 10,000 Units pursuant to the Offer at the Purchase Price, the total amount required by the Offeror to purchase such Units will be approximately $900,000, exclusive of fees and other expenses. The source of these funds will be the Offeror's personal funds.

12. PAST CONTRACTS, TRANSACTIONS OR NEGOTIATIONS; TRANSACTIONS AND AGREEMENTS CONCERNING THE UNITS.

      The Offeror has not been a party to any contract, transaction or negotiation since January 1, 1996 with the Partnership where the aggregate amount of such transaction was not less than 1% of the Partnership's consolidated revenues. Except as disclosed herein in connection with the Offer, the Offeror has not been a party to contacts, negotiations or transactions with the Partnership concerning a merger, consolidation or acquisition of the Partnership; a tender offer or acquisition of securities of the Partnership, an election of a new general partner of the Partnership, or a sale or other transfer of a material amount of assets of the Partnership. Additionally, the Offeror is not a party to any contract, arrangement, understanding or relationship, directly or indirectly, with any other person with respect to any securities of the Partnership, has not been a party to any contract, transaction or negotiation with any person with respect to the Units, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Units, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations and is not aware of any contacts or negotiations between the Partnership and any of its affiliates, or between the Partnership (including its affiliates) and any person not affiliated with the Partnership concerning a merger, consolidation or acquisition of the Partnership; a tender offer or acquisition of securities of the Partnership, an election of a new general partner of the Partnership, or a sale or other transfer of a material amount of assets of the Partnership.

      Schedule A hereto sets forth the number of Units purchased by the Offeror or other affiliates of the Partnership (including the directors of the General Partner) since January 1, 1996, the range of prices paid for such Units and the average purchase price paid for each quarterly period since January 1, 1996.


13.   INTEREST IN UNITS

      The Offeror beneficially owns no Units. Except as disclosed in Schedule A, neither the Partnership, the Offeror nor any person affiliated with either the Partnership or the Offeror has engaged in any transactions with respect to the Units within the 60 days immediately preceding the date of the Offer.


14.   EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

      The Offeror expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Partnership. There can be no assurance, however, that the Offeror will exercise its right to extend the Offer. During any such extension, all Units previously tendered will remain subject to the Offer, except to the extent that such Units may be withdrawn as set forth in Section 7. The Offeror also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or, subject to Rule 14e-1(c) under the Exchange Act, which requires the Offeror either to pay the consideration offered or to return the Units tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Units upon the occurrence of any of the conditions specified in Section 9 hereof by giving oral or written notice of such termination to the Partnership and making a public announcement thereof and (ii) at any time or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Offeror may choose to make public announcement of any termination or amendment, the Offeror shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Offeror shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., Pacific time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to Limited Partners in this Offer or in documents furnished subsequent thereto will be disseminated to Limited Partners in compliance with Rule 14d-6(d) promulgated under the Exchange Act.

      If the Offeror materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will extend the Offer to the extent required by Rules 14d-6(d) and Rule 14e-1(a) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Offeror publishes, sends or gives to holders of Units a notice that it will (a) increase or decrease the price it will pay for Units or (b) decrease the number of Units it seeks.


15.   PERSONS RETAINED; FEES AND EXPENSES.

      The Offeror has retained the Depositary to act as the tender agent as in connection with the Offer. The Depositary will receive reasonable compensation for its services and will also be reimbursed for certain out-of-pocket expenses. The Offeror has agreed to indemnify the Depositary against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. The Depositary has not been retained to, and will not, make solicitations or recommendations in connection with the Offer.

      The Offeror does not intend to retain the services of any officer, employee or class of employees of the Partnership in connection with the Offer. Similarly, the Offeror does not intend to use any corporate asset of the Partnership in connection with the conduct or consummation of the Offer.

      The Offeror will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Units purchased in connection with the Offer. The Offeror will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

      The Offeror will pay all transfer fees or transfer taxes, if any, payable on account of the acquisition of the Units by the Offeror pursuant to the Offer.

      The expenses incurred, or estimated to be incurred, by the Offeror in connection with the Offer are set forth below. The Offeror will be responsible for paying all such expenses.

      Printing and Mailing Fees........................   $ 10,000
      Filing Fees......................................        360
      Legal, Accounting and Miscellaneous..............      5,000

      Total............................................   $ 15,360


16.   MISCELLANEOUS.

      The Partnership is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission relating to its business, financial condition and other matters. The Offeror has filed a Rule 13e-3 Transaction Statement on Schedule 13e-3 and a Transaction Statement on Tender Offer Statement on Schedule 14D-1 with the Commission, which includes certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. The Offeror's Schedule 13e-3 and Schedule 14D-1 may not be available at the Commission's regional offices.

      The Offer is being made to all Limited Partners. The Offeror is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer, the Offeror will make a good faith effort to comply with such statute. If, after such good faith effort, the Offeror cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Units in such state.


February 16, 1998                                         JOHN N. GALARDI

                                   SCHEDULE A


                                                                         Average
      Period        Number of Units Purchased by     Range of Prices    Purchase
                   Affiliates of the Partnership          Paid            Price

1/1/96 to 3/31/96              473                  $20.00 to $100.00     $86.42

4/1/96 to 6/30/96              139                  $20,00 to $68.00      $55.91

7/1/96 to 9/30/96              304                  $20.00 to $90.00      $67.63

10/1/96 to 12/31/96            125                  $40.00 to $67.00      $60.04

1/1/97 to 3/31/97               83                  $40.00                $40.00

4/1/97 to 6/30/97              100                  $40.00 to $93.00      $60.24

7/1/97 to 9/30/97              451                  $65.00 to $120.00    $103.62

10/1/97 to 12/31/97            310                  $65.00 to $100.00     $94.37

1/1/98 to present              158                  $70.00 to $104.00     $94.08

                                   SCHEDULE B
                                   ----------

                    SUMMARY OF CERTAIN FINANCIAL INFORMATION

            The following sets forth certain summarized financial information for the Partnership. This information should be read in conjunction with the Partnership's annual, quarterly reports and other filed with the Securities and Exchange Commission.

OPERATING DATA:

                                                          For the Year Ended December 31,
                                                          -------------------------------
                                                                1996           1995
                                                          --------------- ---------------

Revenues                                                      $668,706       $713,877

Net income (loss)                                              197,609<F3>   (141,624)

General partners' share of net income                                0              0

Limited partners' share of net income (loss) per Unit            (1.78)         (1.84)

Cash distributions                                                2.60           2.60




OPERATING DATA:

                                                       For the Nine Months Ended September 30,
                                                       ---------------------------------------
                                                              1996                 1995
                                                       ------------------  -------------------

Revenues                                                    $497,618             $496,182

Net income (loss)                                           (229,598)             251,472<F3>

General partners' share of net income                              0                    0

Limited partners' share of net income (loss) per Unit          (2.98)                3.27

Cash distributions                                                65                 1.95

--------------------

<F3>  Reflects Partnership's share of unconsolidated joint venture extraordinary gain, in the amount of $335,031.


BALANCE SHEET DATA:


                                                As of December 31,
                                         -------------------------------

                                              1996             1995
                                         ---------------  --------------

               Cash and cash equivalents     $42,060          $254,768

               Total assets               $9,510,493        $9,496,780



BALANCE SHEET DATA:


                                                As of September 30,
                                         -------------------------------

                                              1996             1995
                                         ---------------  --------------

               Cash and cash equivalents     $7,945          $11,038


               Total assets             $10,918,604       $9,562,674

                                   SCHEDULE C
                                   ----------

THE PROPERTIES

The Partnership owns Sierra Valencia (the "Property"), an industrial property located in Tucson, Arizona. The Property includes one building comprising 81,943 rentable square feet and was 88% occupied at September 30, 1997. The weighted-average effective annual rent per square foot at December 31, 1997 was $5.58. The principal businesses carried on from the building are varied and include healthcare sales and administration, pistachio nut marketing and distribution, optics research and development, manufacturing for the recreational vehicle segment, and sales and distribution of medical equipment and supplies. The Property secures two loans, entered into in 1997, totalling $1,604,000. The proceeds of the loans were primarily used to satisfy the liquidity requirements of the Partnership.

Sierra Mira Mesa Partners ("SMMP") was formed in 1985 between the Partnership and Sierra Pacific Development Fund II, an affiliate, to develop and operate the real property known as Sierra Mira Mesa ("Sierra Mira Mesa"), an office building, located in San Diego, California. As of September 30, 1997, the Partnership owned a 64.02% interest in SMMP, with the remaining 35.98% owned by Sierra Pacific Development Fund II. Through its ownership interest in SMMP, the Partnership also has an indirect interest in an industrial property known as Sorrento I in San Diego, California. This indirect ownership interest is subject to adjustment yearly based upon the contributions of the partners.

As of September 30, 1997, SMMP held: (i) a 24.91% interest in Sorrento II Partners ("SIIP"), a California general partnership with Sierra Pacific Institutional Properties V, formed in 1993; (ii) a 4.96% interest in Sierra Creekside Partners ("SCP"), a California general partnership with Sierra Pacific Development Fund, formed in 1994; and (iii) a 47.05% interest in Sierra Vista Partners ("SVP"), a California general partnership with Sierra Pacific Development Fund II, formed in 1994.

SIERRA VALENCIA - TUCSON ARIZONA
--------------------------------

                         SUMMARY OF SIGNIFICANT TENANTS
                         ------------------------------

As of December 31, 1996, six of the Property's eight tenants occupied more than ten percent of the rentable square footage of the building as follows:


                                                                      Effective               Percent of
                                                        Percent of    Rent per      Effective    Gross
                                         Square Feet    Rentable      Square       Rent Per     Annual     Expiration of
              Tenants                      Occupied      Space         Foot          Annum       Rent          Lease
--------------------------------------   -----------   ----------   ----------   ----------   ----------   --------------
Todd Engineering                            23,629         29%      $   3.49     $   82,412       18%      December 1997
SHC of Arizona, L.C.                        10,654         13%          8.46         90,134       20%      July 2001
SHC of Arizona, L.C.                         2,932          4%          3.60         10,560        2%      Month to Month
Boeckeler Instruments, Inc.                  9,700         12%          6.84         66,348       15%      August 1997
Pistachio Corp. of Arizona, Inc.             9,350         11%          4.83         45,168       10%      July 1997


                                                                      Effective               Percent of
                                                        Percent of    Rent per      Effective    Gross
                                         Square Feet    Rentable      Square       Rent Per     Annual     Expiration of
              Tenants                      Occupied      Space         Foot          Annum       Rent          Lease
--------------------------------------   -----------   ----------   ----------   ----------   ----------   --------------
Byron Medical, Inc.                          8,124         10%          6.24         50,694       11%      November 1999
Wick Communications Co.                     10,021         12%          5.23         52,364       11%      September 2001
Tenants Occupying less than 10% sq. ft.      7,533          9%          7.88         59,365       13%      Various
                                         ---------------------------------------------------------------

Total Rented Space                          81,943        100%      $   5.58    $   457,045      100%

Vacancies                                        0

Total Rentable Space                        81,943        100%
                                          =======================


                         SUMMARY OF LEASES BY EXPIRATION
                         -------------------------------

As of December 31, 1996, one of the eight tenants had two leases, one of which was a month to month lease; the remaining leases on the Property were scheduled to expire over the next five years as indicated in the table below.


         Year of expiration                 1997          1998         1999         2000          2001          Total
--------------------------------------   -----------   ----------   ----------   ----------   ----------   --------------
Number of tenants                                  3            1            2            0            2                8
Percent of total tenants                         38%          12%          25%           0%          25%             100%
Total area (square feet)                      42,679        4,317       11,340            0       20,675           79,011
Annual rent                               $  193,928    $  27,411    $  82,649         $  0   $  142,498       $  446,486
Percent gross annual rent



SIERRA MIRA MESA - SAN DIEGO, CALIFORNIA
----------------------------------------

Sierra Mira Mesa office building consists of 89,560 rentable square feet and was 98% occupied at December 31, 1996. The principal business carried on from the building is insurance. The average effective annual rent per square foot at December 31, 1996 was $18.58.

                         SUMMARY OF SIGNIFICANT TENANTS
                         ------------------------------

As of December 31, 1996, only one of the five tenants occupied ten percent or more of the rentable square footage of the building. The principal business of this significant tenant is insurance. Details of this significant tenant and its leases follow:



                                                                      Effective               Percent of
                                                        Percent of    Rent per     Effective    Gross
                                         Square Feet    Rentable      Square       Rent Per     Annual     Expiration of
              Tenants                      Occupied      Space         Foot          Annum       Rent          Lease
--------------------------------------   -----------   ----------   ----------   ----------   ----------   --------------
State Comp. Insurance Fund                  73,912         83%      $  19.77     $1,461,132       90%      February 2003
State Comp. Insurance Fund                   1,489          2%          4.03          6,000        0%      Month to Month


                                                                      Effective               Percent of
                                                        Percent of    Rent per     Effective    Gross
                                         Square Feet    Rentable      Square       Rent Per     Annual     Expiration of
              Tenants                      Occupied      Space         Foot          Annum       Rent          Lease
--------------------------------------   -----------   ----------   ----------   ----------   ----------   --------------
Tenants Occupying less than 10% sq. ft.     11,925         13%         13.02        155,306       10%      Various
                                         ---------------------------------------------------------------

Total Rented Space                          87,326         98%      $  18.58     $1,622,438      100%

Vacancies                                    2,234          2%

Total Rentable Space                        89,560        100%
                                          =======================


                         SUMMARY OF LEASES BY EXPIRATION
                         -------------------------------

As of December 31, 1996, one of the five tenants was on a month to month lease; the other four were scheduled to expire over the next seven years as scheduled below.


         Year of expiration                 1997          1998         1999         2000          2001          Total
--------------------------------------   -----------   ----------   ----------   ----------   ----------   --------------
Number of tenants                                 3             1            2            0            2                8
Percent of total tenants                        38%           12%          25%           0%           25%            100%
Total area (square feet)                     42,679         4,317       11,340            0        20,675          79,011
Annual rent                              $  193,928     $  27,411    $  82,649         $  0    $  142,498      $  446,486
Percent gross annual rent




SORRENTO I - SAN DIEGO, CALIFORNIA
----------------------------------

Sorrento I is an industrial building with 43,100 square feet of rentable space. One tenant leased the entire 43,100 rentable square feet of Sorrento I in 1996. Rental income of $23,636 per month is recognized under this lease, which expires in April 2003. The effective annual rent per square foot at December 31, 1996 was $6.58. The principal business of the new tenant is research and development in the communications sector.